Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 332-7100	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Receives Award for Its BA-5390 Military Batteries from Defense Logistics Agency

NEWARK, N.Y. March 1, 2017 -- Ultralife Corporation (NASDAQ: ULBI) has received a firm-fixed price, indefinite quantity contract for purchases not to exceed $21.4 million from the U.S. Government’s Defense Logistic Agency (DLA) for its lithium manganese dioxide, non-rechargeable BA-5390 batteries. The award consists of a three-year base contract with two one-year option periods. The amounts and timing of deliveries under this contract is at the discretion of the DLA.

“Ultralife has been a long-standing supplier to the U.S. military, and our BA-5390 battery is recognized for its long life, unsurpassed safety record and reliability under the toughest conditions. We are pleased that DLA has selected Ultralife once again,” said Michael D. Popielec, President and Chief Executive Officer.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit http://www.ultralifecorporation.com.